January 14, 2004

  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, D.C. 20549

  Commissioners:

We have read the statements made by Ridgewood Power Trust I (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated January 14, 2004. We agree with the statements concerning our Firm in such Form 8-K, except that PricewaterhouseCoopers LLP makes no comment whatsoever regarding any current or future revisions or improvements to internal control systems, as noted in Item
(a)(iv).

  Very truly yours,



  PricewaterhouseCoopers LLP
  Florham Park, NJ